17 November 2005
Spark Networks plc
24-26 Arcadia Avenue
Finchley Central
London
N3 2JU
Clements House
14-18 Gresham Street
London EC2V 7JE England
Tel+44 (0)20 7367 8000
Fax +44 (0)20 7367 8001
DX 206 London
steptoe.com

Our Ref:	AB/LW/81264.0013
Your Ref:

Dear Sirs
SPARK NETWORKS PLC - REGISTRATION STATEMENT ON FORM S-8
1.	We have acted as English solicitors to Spark Networks plc (a public limited company incorporated under the laws of England and Wales with company number 3628907) (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 23,078,250 ordinary shares of £0.01 nominal value per share of the Company (“Ordinary Shares”), available for future issuance under (i) the Company’s 2004 Share Option Scheme (the “2004 Scheme”) adopted by the Company’s Board of Directors with effect from 20 September 2004 and approved by its shareholders by ordinary resolution on 10 December 2004, and as amended pursuant to Rule 14.1 of the 2004 Scheme by a resolution of the Company’s board of directors dated 31 January 2005; and (ii) the Company’s 2000 Executive Share Option Scheme adopted by ordinary resolution of the Company’s shareholders on 11 April 2000 (collectively, the “Share Option Schemes”).

2.	In rendering this opinion, we have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

3.	Our opinion is limited to the laws of England in force at the date of this opinion. We express no opinion as to any other law and, in addition to the assumptions referred to above, we have assumed that there is nothing in

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Sparks Networks plc	2	17 November 2005

any other law which would affect our opinion as stated in this letter. In particular, we have made no investigation as to the laws of Germany, the State of California or the laws of the United States of America as a basis for this opinion and do not express or imply any opinion thereon. The opinions expressed herein are based on legislation and regulations in effect on the date hereof. The opinion expressed below is given on the basis that the subject matter of the opinion will be governed by and construed in accordance with English law only and will be subject to the exclusive jurisdiction of the English Courts.

4.	Based on and subject to the foregoing we are of the opinion that the Ordinary Shares, when issued and fully paid for in accordance with the terms of the Share Option Schemes will be duly and validly issued, fully paid and nonassessable Ordinary Shares.
We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.
Yours faithfully
Steptoe & Johnson